Exhibit 10.15

CHANGE OF CONTROL RETENTION AND SEVERANCE AGREEMENT

This Change of Control Retention and Severance Agreement (the “Agreement”) is made and entered into as of November 1, 2005 (the “Effective Date”), by and between Jamba Juice Company, a California corporation (the “Company”), and Russell Testa (the “Employee”). Capitalized terms used in this Agreement shall have the meanings set forth in Section 3 below.

1. Purpose. The purpose of this Agreement is to encourage Employee to remain in the employ of the Company and to continue to devote Employee’s full attention to the success of the Company in the event of a Change of Control or otherwise.

2. Termination Upon Change of Control or Without Cause. In the event of (i) Employee’s Termination Without Cause, or (ii) Employee’s Termination Upon Change of Control, Employee shall receive the following payments and benefits:

2.1 Accrued Salary and Vacation, and Benefits. Employee shall receive all salary and accrued vacation (less applicable withholding) earned through Employee’s termination date, and the benefits, if any, under Company benefit plans to which Employee may be entitled pursuant to the terms of such plans.

2.2 Cash Severance Payment. Provided that Employee complies with Section 4 below, Company shall pay Employee severance in the form of continuation of Employee’s base salary in effect on Employee’s termination date for fifty-two (52) weeks following such termination date. These payments will be made on the Company’s ordinary payroll dates starting with the first pay date after the termination date, and will be subject to standard payroll deductions and withholdings.

3. Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 3.

3.1 “Cause” means Employee’s (a) conviction or plea of guilty or nolo contendere to any felony or crime involving moral turpitude or dishonesty; (b) participation in a fraud or embezzlement against the Company; (c) failure to substantially perform the material duties and obligations of employment, which failure continues uncured after written notice thereof by the Company and a reasonable opportunity to cure; or (d) material violation of a statutory duty Employee owes to the Company, which violation continues uncured after written notice thereof by the Company and a reasonable opportunity to cure.

3.2 “Change of Control” means (a) a sale of substantially all of the assets of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation, (c) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, (d) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors.

3.3 “Company” means Jamba Juice Company, a California corporation, and any successor or assign to substantially all the business and/or assets of Jamba Juice Company, a California corporation.

3.4 “Constructive Termination” means the occurrence of any of the following conditions, without Employee’s consent: (a) a significant diminution in the nature or scope of Employee’s authority, title, function or duties from Employee’s authority, title, function or duties in effect immediately preceding any Change of Control; (b) a fifteen percent (15%) or more reduction in Employee’s base salary in effect immediately preceding any Change of Control; or (c) the Company’s requiring Employee to be based at any office or location that makes Employee’s commute 50 miles longer than Employee’s commute immediately preceding the Change of Control or if Employee is required to relocate.

3.5 “Termination Upon Change of Control” means:

(a) any involuntary termination of the employment of Employee by the Company without Cause within twelve (12) months following a Change of Control; or

(b) any resignation by Employee based on a Constructive Termination where (i) such Constructive Termination occurs within twelve (12) months following the Change of Control, and (ii) such resignation occurs within ninety (90) days following such Constructive Termination.

3.6 “Termination Without Cause” means any involuntary termination of the employment of Employee by the Company without Cause.

4. Release of Claims. The Company may condition the payments and benefits set forth in Section 2.2 of this Agreement upon the delivery by Employee of a signed release of claims in a form satisfactory to the Company which will including, without limitation, an undertaking that until the date that is one (1) year from the date of termination of Employee’s employment with the Company, Employee shall not employ or seek to employ, or otherwise directly or indirectly induce to leave his or her employment, any person who is employed by the Company.

5. Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration (without the necessity for any earlier mediation or other ADR) under the Arbitration Rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. The arbitration shall be administered by JAMS and the site of the arbitration proceeding shall be in San Francisco County, California, or another location mutually agreed to by the parties.

6. Conflict in Benefits; Effect of Agreement. This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding severance compensation following a Change of Control or without Cause, including without limitation, that certain offer letter dated January 29, 2004 and shall be the exclusive agreement for the determination of any severance compensation due upon Employee’s termination of employment upon a Change of Control or without Cause.

7. Miscellaneous.

7.1 Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

7.2 No Employment Agreement. This Agreement does not alter Employee’s at-will employment status or obligate the Company to continue to employ Employee for any specific period of time, or in any specific role or geographic location.

7.3 Modification of Agreement. This Agreement may be modified, amended or superseded only by a written agreement signed by Employee and the Chief Employee Officer of the Company.

7.4 Entire Agreement. This Agreement shall constitute the entire understanding of the parties with respect to the subject matter, superseding all prior and contemporaneous promises, agreements and understandings, whether written or oral pertaining thereto, and neither party has relied on such prior and contemporaneous promises, agreements, and understandings to the extent not incorporated into this Agreement. Neither party makes any representations or warranties to the other except as set forth herein.

7.5 Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

“Company” JAMBA JUICE COMPANY

By:	/s/ Paul Clayton
Its:	President and CEO

“Employee”

/s/ Russell Testa
Russell Testa

AMENDMENT TO THE

CHANGE OF CONTROL RETENTION AND SEVERANCE AGREEMENT

(“AMENDMENT”)

(Effective as of January 1, 2005)

WHEREAS, a Change of Control Retention and Severance Agreement was entered into as of November 1, 2005 (the “Agreement”) between Jamba Juice Company, a California corporation (the “Company”) and Russell Testa (the “Employee”); and

WHEREAS, the Company would like to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), as enacted in the American Jobs Creation Act of 2004;

WHEREAS, pursuant to Section 7.3 of the Agreement, the Agreement may be modified, amended or superseded by written agreement signed by Employee and the Chief Employee Officer of the Company;

NOW, THEREFORE, effective as of January 1, 2005:

1.	Section 2.2 of the Agreement is hereby amended to read as follows:

2.2 Cash Severance Payment. Provided that Employee complies with Section 4 below, Company shall pay Employee severance in the form of continuation of Employee’s base salary in effect on Employee’s termination date for fifty-two (52) weeks following such termination date. These payments will be made on the Company’s ordinary payroll dates starting with the first pay date after the termination date, and will be subject to standard payroll deductions and withholdings.

Notwithstanding anything to the contrary in this agreement, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if Employee is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, Employee shall agree that the payments and benefits due to Employee under this Agreement in connection with a termination of employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. In light of the uncertainty surrounding the application of Section 409A of the Code, the Company cannot make any guarantee as to the treatment under Section 409A of the Code of any payments made or benefits provided under this agreement.

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2.	Section 3.2 of the Agreement is hereby amended to read as follows:

3.2	Change of Control means:

(a) a sale of substantially all of the assets of the Company to one (1) or more persons that are not related to the Company immediately prior to the sale or transfer. For purposes of this provision, persons are “related” if one of them owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of the other or a third person owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of each of them;

(b) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons not related (as such term is defined in subsection (a) above) to the persons holding those securities immediately prior to such transaction, and in which the Company is not the surviving corporation;

(c) a reverse merger in which the securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons not related (as such term is defined in subsection (a) above) to the persons holding those securities immediately prior to such transaction, the Company is the surviving corporation, and the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

(d) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors, other than a group of two (2) or more persons not acting in concert for the purpose of acquiring, holding or disposing of such stock. The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the capital stock of the Company entitled to vote in the election of directors is not a Change of Control.

[Signatures on next page.]

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IN WITNESS WHEREOF, the parties hereto, intending legally to be bound hereby, have executed this Amendment as of the date first above written.

“Company” JAMBA JUICE COMPANY

By:	/s/ Michael Fox
Its:	Chief Employee Officer

“Employee”

/s/ Russell Testa
Russell Testa

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